UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                        95-4592204
(State of incorporation or organization)                       (IRS Employer
                                                            Identification No.)


         6355 TOPANGA CANYON BOULEVARD, SUITE 520
         WOODLAND HILLS, CALIFORNIA                                91367
        (Address of principal executive offices)                 (Zip Code)




If this form relates to the registra-     If this form relates to the registra-
tion of a class of securities pursuant    tion of a class of securities pursuant
to Section 12(b) of the Exchange Act      to Section 12(g) of the Exchange Act
and is effective upon filing pursuant     and is effective upon filing pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box. |_|              check the following box. |X|


Securities Act registration statement file number to which this form relates:

                         NOT APPLICABLE (if applicable)
                         --------------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

        Title of each class                   Name of each exchange on which
        to be so registered                   each class is to be registered
        -------------------                   ------------------------------

                                      None

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    Common Stock, Par Value $0.001 per share


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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         We are authorized to issue a total of 250,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. The following statements are brief summaries of some provisions relating to our capital stock.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share of common stock on all matters on which the holders of common stock are entitled to vote, including the election of directors. There is no cumulative voting. The holders of common stock are entitled to receive ratably dividends when, as and if declared by our Board of Directors out of funds legally available for the payment of dividends. In the event that we liquidate, dissolve or wind up our business, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or conversion rights, and we may not subject them to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         Our Board of Directors has the authority to issue the authorized and unissued preferred stock in one or more series with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under some circumstances, as a way of discouraging, delaying or preventing anyone from acquiring or effecting a change of control of the company.

ANTI-TAKEOVER PROVISIONS

         Our certificate of incorporation provides that our Board of Directors is classified into three classes of directors. Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, our certificate of incorporation and our bylaws provide that only our Chief Executive Officer, our President or a majority of the members of our Board of Directors may call a special meeting of stockholders. In addition, our directors may not be removed without cause. We also have the authority to issue one or more series of "blank check" preferred stock. These provisions of our certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Brilliant Digital Entertainment. These provisions also may have the effect of preventing changes in our management.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an "interested stockholder" for a period of three years from the date that the person became an interested stockholder unless:

                 (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;


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


                 (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or

                 (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

         An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.


ITEM 2.  EXHIBITS.

EXHIBIT
NUMBER         DESCRIPTION
-------        ------------
3.1            Amended  and  Restated   Certificate  of   Incorporation  of  the
               Registrant as amended. (1)
3.2            Amended and Restated Bylaws of the Registrant. (2)
4.1            Specimen of Stock Certificate of Common Stock of Registrant. (3)
----------
(1) Incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
(2) Incorporated by reference to Exhibit 3.2 to Form S-1 filed on September 17, 1996, and the amendments thereto.
(3) Incorporated by reference to Exhibit 4.1 to Form S-1 filed on September 17, 1996, and the amendments thereto.


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


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           BRILLIANT DIGITAL ENTERTAINMENT, INC.
                                           (REGISTRANT)



Dated: April 22, 2004              By:     /s/ Tyler Tarr
                                           -------------------------------------
                                                  Tyler Tarr
                                           Its:   Chief Financial Officer


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